Exhibit 4.1

THIRD AMENDMENT TO RIGHTS AGREEMENT

THIRD AMENDMENT, dated as of April 30, 2009 (“Third Amendment”), to Rights Agreement, dated as of May 23, 2006, as amended by that First Amendment to Rights Agreement, dated December 13, 2007 and that Second Amendment to Rights Agreement, dated February 12, 2009 (the “Rights Agreement”), between Design Within Reach, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC a New York limited liability trust company, as Rights Agent (the “Rights Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this Third Amendment, the parties hereby amend the Rights Agreement as follows:

1. The two references to “April 30, 2009” in Section 1.1 of the Rights Agreement are hereby modified, amended and replaced with “July 4, 2009.”

2. The reference to “April 30, 2009” in Section 1.3 of the Rights Agreement is hereby modified, amended and replaced with “July 4, 2009.”

3. This Third Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

4. This Third Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.

5. If any term, provision, covenant or restriction of this Third Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Third Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. This Third Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

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IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date first written above.

DESIGN WITHIN REACH, INC.

By:	/s/ Ray Brunner
Name: Ray Brunner
Title: President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice President

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